File No. 33-09451

811-04870

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 61  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 61  [X]

(Check appropriate box or boxes.)

General New York AMT-Free Municipal Money Market Fund

(Exact Name of Registrant as Specified in Charter)

c/o BNY Mellon Investment Adviser, Inc.

240 Greenwich Street, New York, New York 10286

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6400

Bennett A. MacDougall, Esq.

240 Greenwich Street

New York, New York 10286

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (h)(3) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed solely to file the Shareholder Services Plan, with respect to Premier Shares, as Exhibit (h)(3) to Item 28 to this Registration Statement on Form N-1A.

Part A of the Registration Statement was filed on November 23, 2020 pursuant to Rule 485(b) under the Securities Act of 1933 and is incorporated by reference herein; and

Part B of the Registration Statement was filed on November 23, 2020 pursuant to Rule 485(b) under the Securities Act of 1933 and is incorporated by reference herein.

GENERAL NEW YORK AMT-FREE MUNICIPAL MONEY MARKET FUND

(formerly General New York Municipal Money Market Fund)

PART C. OTHER INFORMATION

_________________________

Item 28. Exhibits.

_______ ________

 (a)(1)  Registrant's Amended and Restated Declaration of Trust dated January 3, 1995, is incorporated by reference to Exhibit (1) to Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A, filed on January 30, 1995 ("Post-Effective Amendment No. 11").

 (a)(2)  Registrant's Certificate of Amendment to the Amended and Restated Declaration of Trust, dated August 13, 2015, is incorporated by reference to Exhibit (a)(2) to Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A, filed on March 29, 2016 ("Post-Effective Amendment No. 49").

 (a)(3)  Registrant's Certificate of Amendment to the Amended and Restated Declaration of Trust, dated November 16, 2020, is incorporated by reference to Exhibit (a)(3) to Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A, filed on November 23, 2020 ("Post-Effective Amendment No. 60").

 (b)  Registrant's Amended and Restated By-Laws, dated July 1, 2011 is incorporated by reference to Exhibit (b) to Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A, filed on March 27, 2020 ("Post-Effective Amendment No. 57").

 (d)  Management Agreement between the Registrant and BNY Mellon Investment Adviser, Inc., dated June 3, 2019 is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 57.

 (e) (1)  Distribution Agreement between the Registrant and BNY Mellon Securities Corporation, Amended and Restated June 3, 2019 is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 57.

 (e) (2)  Forms of Supplement to Service Agreements, dated October 1, 2006, are incorporated by reference to Exhibit (e) (3) of Post-Effective Amendment No. 32 to the Registration Statement on Form N-1A, filed on March 30, 2007.

 (e) (3)  Form of Broker/Dealer Selling Agreement is incorporated by reference to Exhibit (e)(3) to Post-Effective Amendment No. 57.

 (e) (4)  Form of Bank Selling Agreement is incorporated by reference to Exhibit (e)(4) to Post-Effective Amendment No. 57.

 (e) (5)  Form of Service Agreement is incorporated by reference to Exhibit (e)(5) to Post-Effective Amendment No. 49.

 (g) (1)  Custody Agreement between the Registrant and The Bank of New York Mellon, dated January 1, 2011, is incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A, filed on March 30, 2011.

 (g) (2)  Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit (g) (2) to Post-

Effective Amendment No. 44 to the Registration Statement on Form N-1A, filed on March 28, 2014.

Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated October 1, 2013, is incorporated by reference to Exhibit (g) (2) to Post-

Effective Amendment No. 44 to the Registration Statement on Form N-1A, filed on March 28, 2014.

 (g) (3)  Second Amendment to Custody Agreement between the Registrant and The Bank of New York Mellon, dated December 22, 2016, is incorporated by reference to Exhibit (g) (3) of Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A, filed on March 30, 2017.

 (h) (1)   Shareholder Services Plan, with respect to Class A, dated July 21, 1993 as revised June 3, 2019 is incorporated by reference to Exhibit (h)(1) to Post-Effective Amendment No. 57.

 (h) (2)  Shareholder Services Plan, with respect to Class B, dated July 19, 1995, revised September 1, 2015 is incorporated by reference to Exhibit (h)(2) to Post-Effective Amendment No. 57.

 (h) (3)  Shareholder Services Plan, with respect to Premier shares, dated July 21, 1993 as revised November 17, 2020.*

(h) (4)  Form of Amended and Restated Transfer Agency Agreement between the Registrant and Dreyfus Transfer, Inc., dated May 29, 2012, is incorporated by reference to Exhibit (h) (2) of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A, filed on March 28, 2013.

 (i)  Opinion and consent of Registrant's counsel, dated November 5, 1986, is incorporated by reference to Exhibit (10) to Post-Effective Amendment No. 11.

 (j)  Consent of Independent Registered Public Accounting Firm dated November 20, 2020, is incorporated by reference to Exhibit (j) to Post-Effective Amendment No. 60.

 (m)  Distribution Plan, dated July 19, 1995 as revised June 3, 2019 is incorporated by reference to Exhibit (m) to Post-Effective Amendment No. 57.

 (n)  Rule 18f-3 Plan, dated July 19, 1995 as revised dated November 23, 2020, is incorporated by reference to Exhibit (n) to Post-Effective Amendment No. 60.

(p) (1)  Revised Code of Ethics adopted by The Registrant, BNY Mellon Investment Adviser, Inc., BNY Mellon and BNY Mellon Securities Corporation is incorporated by reference to Exhibit (p)(1) to Post-Effective Amendment No. 57.

(p) (2)  Code of Ethics for the Non-management Board Members of the BNY Mellon Family of Funds and BNY Mellon Funds Trust is incorporated by reference to Exhibit (p)(2) to Post-Effective Amendment No. 57.

 Other Exhibits

 (a)  Power of Attorney, dated March 4, 2020 is incorporated by reference to Other Exhibit (a) to Post-Effective Amendment No. 57.

_______________

* Filed herewith

Item 29. Persons Controlled by or under Common Control with Registrant

_______ ______________________________________________________________

  Not Applicable.

Item 30.  Indemnification.

_______  _______________

The Registrant’s charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys’ fees and other litigation expenses, settlements, fines and  penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office.

Reference is made to Article SEVENTH of the Registrant’s Declaration of Trust and any amendments thereto, Article 10 of Registrant’s Amended and Restated Bylaws, and Section 1.10 of the   Distribution Agreement, which is incorporated by reference to Exhibit (e) (1) Post-Effective Amendment No. 37.

Item 31.  Business and Other Connections of Investment Adviser

_______ ______________________________________________

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser") and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser, manager and distributor for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. BNYM Investment Adviser also serves as sub-investment adviser to and/or administrator of other investment companies. BNY Mellon Securities Corporation, a wholly-owned subsidiary of BNYM Investment Adviser, serves primarily as a registered broker-dealer of shares of investment companies sponsored by BNYM Investment Adviser and of other investment companies for which BNYM Investment Adviser acts as investment adviser, sub-investment adviser or administrator.

Item 31. Business and Other Connections of Investment Adviser (continued)
Officers and Directors of Investment Adviser

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

Renee LaRoche-Morris President and Director	BNY Mellon Family of Funds++	President	6/19 - Present
	BNY Mellon Investment Adviser, Inc. ++	President	6/19 – Present
	BNY Mellon Investment Management*******	Chief Operating Officer	1/18 - Present

	BNY Mellon Securities Corporation++	Chairman, Executive Vice President and Director	6/19 - Present
	BNY Mellon Transfer, Inc.++	Director and Vice President	6/19 - Present

	MBSC Securities Corporation++	Chairman, Executive Vice President and Director	6/18 – 6/19

	MBSC Securities Corporation++	Executive Vice President	3/18 – 6/18

	The Dreyfus Corporation++	President	1/18 –6/19

	The Dreyfus Family of Funds++	President	5/19 – 6/19

Kenneth Bradle Vice President and Director	BNY Mellon Securities Corporation++	Director President	10/20 – Present 6/19 – Present

	BNY Mellon Investment Adviser, Inc. ++	Director Vice President	10/20 – Present 6/19 - Present

	BNY Mellon Transfer, Inc.++	Chairman	6/19 - Present

	MBSC Securities Corporation ++	Director	8/06 – 5/19

	MBSC Securities Corporation ++	President	5/19 – 6/19

Joseph W. Connolly Chief Compliance Officer	BNY Mellon Family of Funds++	Chief Compliance Officer	6/19 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present

	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 – 6/19

Christopher O'Connor Chief Administrative Officer	BNY Mellon Securities Corporation++	Executive Vice President	6/19 – Present

	MBSC Securities Corporation++	Executive Vice President	12/11 – 6/19

Bennett A. MacDougall Chief Legal Officer	The Bank of New York Mellon Corporation ++	Associate General Counsel	6/15 – Present

	BNY Mellon Family of Funds++	Chief Legal Officer	6/19 - Present

	BNY Mellon ETF Trust++	Chief Legal Officer	3/20 - Present

	BNY Mellon Funds Trust ++	Chief Legal Officer	10/15 – Present

	The Dreyfus Family of Funds++	Chief Legal Officer	10/15 – 6/19

John P. Shea Chief Financial Officer	BNY Mellon Securities Corporation++	Chief Financial Officer and Treasurer	6/19-Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	BNY Mellon Transfer, Inc. ++	Chief Financial Officer and Treasurer	9/19-Present

	Mellon Investments Corporation*	Chief Financial Officer and Treasurer	1/18-6/19

	XBK LLC^^^	Chief Financial Officer	11/17-Present

	BNY Mellon Securities Corporation++	Vice President - Finance	1/06-3/19

	MBSC Securities Corporation ++	Chief Financial Officer and Treasurer	3/19-6/19

Katherine Scott Chief Risk Officer	BNY Mellon Securities Corporation++	Chief Risk Officer	6/19-Present

	MBSC Securities Corporation++	Chief Risk Officer	2/14-6/19

Peter Arcabascio Vice President – Distribution	BNY Mellon Investment Management*	Senior Vice President	7/06-Present
	BNY Investment Strategy and Solutions Group, LLC*	Manager	6/15- Present

James Windels Vice President	BNY Mellon ETF Trust++	Treasurer	3/20 - Present
	BNY Mellon Family of Funds++	Treasurer	11/01 - Present

	BNY Mellon Funds Trust ++	Treasurer	11/01 - Present

	BNY Mellon Investment Adviser, Inc.++	Vice President	9/20 - Present

	BNY Mellon Securities Corporation++	Vice President	6/19 - Present

	MBSC Securities Corporation++	Vice President	1/06 – 6/19

Charles Doumar Vice President – Tax	Alcentra NY LLC ++	Assistant Treasurer - Tax	9/14 - Present
	Alcentra US. Inc. ††††	Assistant Treasurer - Tax	9/14 - Present

	Alternative Holdings I, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Alternative Holdings II, LLC ***	Assistant Treasurer - Tax	1/14 - Present

	Asset Recovery II, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/13 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/13 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/13 – Present

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/13 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer - Tax	3/13 - Present

	BNY Capital Funding LLC ***	Assistant Treasurer – Tax	9/13 - Present

	BNY Investment Strategy and Solutions Group, LLC *	Assistant Treasurer – Tax	6/15 - Present

	BNY Mellon Community Development Corporation ++	Assistant Treasurer – Tax	10/13 - Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer – Tax	6/14 – Present

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Investment Servicing (US) Inc. +	Assistant Treasurer	3/14 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer	3/14 – Present

	BNY Mellon Transfer, Inc.++	Assistant Treasurer	12/14 - Present

	BNY Mellon Trust of Delaware#	Assistant Treasurer	11/13 – Present

	IVY Asset Management LLC +	Assistant Treasurer	9/13 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/13 – Present

	MUNB Loan Holdings, LLC***	Assistant Treasurer	10/13 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer – Tax	7/13 – Present

	Allomon Corporation †	Assistant Treasurer – Tax	5/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer – Tax	8/13 – Present

	APT Holdings Corporation #	Assistant Treasurer – Tax	11/13 – Present

	B.I.E. Corporation +	Assistant Treasurer – Tax	12/13 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer – Tax	4/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer – Tax	9/13 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer – Tax	3/13 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer – Tax	7/14 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer – Tax	10/13 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer – Tax	7/13 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Leasing Edge Corporation ***	Assistant Treasurer – Tax	7/13 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	BNY Mellon Asset Management North America Corporation *	Assistant Treasurer – Tax	1/18 – 12/18

	BNY Mellon Capital Markets, LLC ++	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer – Tax	3/16 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer – Tax	8/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer – Tax	3/13 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer – Tax	5/13 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer – Tax	7/13 – Present

	BNY Recap I, LLC #	Assistant Treasurer – Tax	9/13 – Present

	BNY Salvage Inc. ***	Assistant Treasurer – Tax	3/13 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer – Tax	6/13 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Amherst Capital Management, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer – Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer – Tax	4/13 – Present

	BNY Mellon Insurance Agency, Inc. ++	Assistant Treasurer – Tax	6/19 - Present

	BNY Mellon Securities Corporation++	Vice President – Tax	6/19 - Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer – Tax	7/13 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer – Tax	12/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer – Tax	12/13 – 1/18

	Colson Services Corp. ^	Assistant Treasurer – Tax	3/14 - Present

	CenterSquare Investment Management LLC+++	Assistant Treasurer – Tax	1/18 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	Cutwater Asset Management Corp. ++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC ++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. ++++	Assistant Treasurer - Tax	1/15 - Present

	Dreyfus Service Organization, Inc. ++	Assistant Treasurer – Tax	3/14 – 6/19

	EACM Advisors LLC ^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Access LLC ^^^	Assistant Treasurer – Tax	1/14 - Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer – Tax	1/14 - Present

	ECM DE. LLC ***	Assistant Treasurer – Tax	1/14 - Present

	HedgeMark International, LLC ##	Assistant Treasurer – Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer – Tax	11/13 – Present

	IRE-1, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer – Tax	7/13 – Present

	JRHC 1998A LLC ####	Assistant Treasurer – Tax	12/13 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lockwood Insurance, Inc. ######	Assistant Treasurer – Tax	8/14 - Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer – Tax	3/14 - Present

	Lease Equities (Texas) Corporation #####	Assistant Treasurer – Tax	7/13 – Present

	Madison Pershing LLC ###	Assistant Treasurer – Tax	6/13 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer – Tax	8/13 – Present

	MBC Investment Corporation #	Assistant Treasurer – Tax	11/13 – Present

	MBSC Securities Corporation ++	Vice President – Tax	2/14 – 6/19

	MCDI (Holdings) LLC ***	Assistant Treasurer – Tax	9/13 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer – Tax	1/14 – 1/18

	Mellon Holdings LLC++	Assistant Treasurer	2/15 - Present

	Mellon EFT Services†††††	Assistant Treasurer - Tax	10/15 - Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer – Tax	9/13 – Present

	Mellon Financial Services Corporation #1+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer – Tax	9/13 – Present

	Mellon Funding Corporation +	Assistant Treasurer – Tax	3/14 - Present

	Mellon Global Investing Corp. +	Assistant Treasurer – Tax	5/14 - Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	Mellon Investments Corporation*	Assistant Treasurer – Tax	1/19- Present

	Mellon Investor Services Holdings LLC ++++++	Assistant Treasurer – Tax	8/16 – Present

	Mellon Leasing Corporation+	Assistant Treasurer – Tax	7/13 – Present

	Mellon Life Insurance Company+	Assistant Treasurer – Tax	10/13 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer – Tax	12/13 - Present

	Mellon Properties Company ****	Assistant Treasurer – Tax	8/13 – Present

	National Residential Assets Corp.***	Assistant Treasurer – Tax	4/13 – Present

	Newton Capital Management LLC.***	Assistant Treasurer – Tax	8/14 - Present

	NY CRE Asset Holdings, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	NY CRE Asset Holdings II, LLC. ***	Assistant Treasurer – Tax	1/14 - Present

	One Wall Street Corporation ***	Assistant Treasurer – Tax	11/13 – Present

	Pareto New York LLC++	Assistant Treasurer – Tax	11/13 – Present

	PAS Holdings LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Group LLC ###	Assistant Treasurer – Tax	6/13 – Present

	Pershing Investments LLC ***	Assistant Treasurer – Tax	6/13 – Present

	Pershing LLC ###	Assistant Treasurer – Tax	7/13 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer – Tax	11/14 – 1/18

	TBC Securities Co., Inc.*	Assistant Treasurer – Tax	6/13 – Present

	TBCAM, LLC *	Assistant Treasurer – Tax	10/13 – Present

	Technology Services Group, Inc. ++	Assistant Treasurer – Tax	9/13 – Present

	Tennessee Processing Center LLC ++	Assistant Treasurer – Tax	9/13 – Present

	The Bank of New York Consumer Leasing Corporation***	Assistant Treasurer – Tax	7/13 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer – Tax	8/13 – 1/18

	MBNA Institutional PA Services LLC +	Treasurer	7/13 – Present

	MBNA PW PA Services LLC +	Treasurer	7/13 – Present

	Stanwich Insurance Agency, Inc. ***	Treasurer	12/13 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	BNY Aurora Holding Corp. ***	Vice President	11/13 – Present

	Agency Brokerage Holding LLC***	Vice President – Tax	6/13 – Present

Tracy A. Hopkins-Condon Vice President - Cash Strategies	BNY Mellon Securities Corporation++	Executive Vice President	6/19 – Present
	BNY Mellon Transfer, Inc.++	Vice President	5/98 - Present

	MBSC Securities Corporation++	Executive Vice President	2/14 – 6/19

Anthony Mayo Vice President – Information Systems	BNY Mellon Securities Corporation++	Chief Technology Officer	6/19 – Present

	MBSC Securities Corporation++	Chief Technology Officer	4/14 – 6/19

Kathleen Geis Vice President	BNY Mellon International Operations (India) Private Limited	Director	5/05 - Present

	BNY Mellon Asset Management North America Corporation*	Vice President - Real Estate	1/18 – 12/18

	Albridge Solutions, Inc.	Managing Director	7/11 - Present

	BNY Mellon Distributors Holdings, Inc. #	Vice President - Real Estate	7/11 - Present

	BNY Mellon Investment Management Services LLC #	Vice President - Real Estate	10/11 - Present

	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Performance & Risk Analytics, LLC +	Vice President - Real Estate	7/11 - Present

	BNY Mellon Securities Corporation++	Vice President - Real Estate	6/19 - Present

	BNY Mellon Trust Company of Illinois *****	Vice President - Real Estate	7/11 - Present

	BNY Mellon Trust of Delaware#	Vice President - Real Estate	7/11 - Present

	CenterSquare Investment Management Holdings, Inc. +++	Vice President - Real Estate	10/12 – Present

	Eagle Investment Systems LLC ^^^^	Vice President - Real Estate	7/11 – Present

	Ivy Asset Management LLC +	Vice President - Real Estate	7/11 – Present

	MBSC Securities Corporation ++	Vice President - Real Estate	7/11 – 6/19

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	Mellon Capital Management Corporation**	Vice President - Real Estate	7/11 – 1/18

	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 – Present

	Mellon Holdings LLC++	Vice President - Real Estate	7/11 – Present

	Mellon Investments Corporation*	Vice President - Real Estate	1/19 – Present
	Mellon Investor Services Holdings LLC++++++	Vice President - Real Estate	8/16 - Present

	Pareto New York LLC ++	Vice President - Real Estate	7/11 – Present

	Technology Services Group, Inc. ++	Vice President - Real Estate	7/11 – Present
	Tennessee Processing Center LLC ++	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

	Alcentra US, Inc. ††††	Vice President - Real Estate	7/11 - Present

	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present

	Pershing LLC ###	Vice President - Real Estate	7/11 - Present

	The Bank of New York Mellon+	Managing Director	7/09 - Present

Claudine Orloski Vice President – Tax	BNY Mellon Insurance Agency, Inc. ++	Vice President – Tax	6/19 – Present

	BNY Mellon Securities Corporation++	Vice President – Tax	6/19 - Present

	Dreyfus Service Organization++	Vice President – Tax	8/14 – 6/19

	Asset Recovery II, LLC***	Assistant Treasurer	9/11 - Present

	Asset Recovery IV, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery V, LLC ***	Assistant Treasurer	9/11 – Present

	Asset Recovery XIV, LLC ***	Assistant Treasurer	3/11 – Present

	Asset Recovery XIX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XX, LLC ***	Assistant Treasurer	7/11 – Present

	Asset Recovery XXII, LLC ***	Assistant Treasurer	7/11 – Present

	BNY Mellon Asset Management North America Corporation *	Assistant Treasurer –Tax	1/18 – 12/18

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	BNY Mellon Investments CTA, LLC *	Assistant Treasurer	9/13 – Present

	BNY Mellon Transfer, Inc.++	Assistant Treasurer	12/14 – Present

	BNY Mellon Trust of Delaware #	Assistant Treasurer	11/11 – Present

	Mellon Hedge Advisors, LLC *	Assistant Treasurer	10/11 – Present

	Mellon Holdings LLC ++	Assistant Treasurer	12/11 – Present

	MUNB Loan Holdings, LLC ***	Assistant Treasurer	10/11 – Present

	Albridge Solutions, Inc. ††††	Assistant Treasurer -Tax	6/11 – Present

	Alcentra NY, LLC ++	Assistant Treasurer -Tax	10/12 – Present

	Alcentra US, Inc. ††††	Assistant Treasurer -Tax	10/11 – Present

	Allomon Corporation †	Assistant Treasurer -Tax	5/12 – Present

	Alternative Holdings I, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	Alternative Holdings II, LLC ***	Assistant Treasurer -Tax	1/13 – Present

	AP Residential Realty, Inc. †††††	Assistant Treasurer -Tax	8/11 – Present

	APT Holdings Corporation #	Assistant Treasurer -Tax	12/11 – Present

	B.N.Y. Holdings (Delaware) Corporation #	Assistant Treasurer -Tax	4/12 – Present

	BNY Administrative Services LLC ***	Assistant Treasurer –Tax	12/11 – Present

	BNY Alcentra Group Holdings, Inc. ††††††	Assistant Treasurer –Tax	3/13 – Present

	BNY Capital Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Capital Markets Holdings, Inc. ***	Assistant Treasurer –Tax	11/11 – Present

	BNY Capital Resources Corporation #######	Assistant Treasurer –Tax	7/11 – Present

	BNY Falcon Three Holding Corp. ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Foreign Holdings, Inc. ***	Assistant Treasurer –Tax	9/11 – Present

	BNY Investment Strategy and Solutions Group LLC *	Assistant Treasurer –Tax	6/15 – Present

	BNY Investment Management Services LLC #	Assistant Treasurer –Tax	10/11 – Present

	BNY ITC Leasing, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Equities (Cap Funding) LLC ########	Assistant Treasurer –Tax	7/11 – Present

	BNY Lease Partners LLC ***	Assistant Treasurer –Tax	9/11 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	BNY Leasing Edge Corporation ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Alternative Investments Holdings LLC ***	Assistant Treasurer –Tax	10/13 – Present

	BNY Mellon Capital Markets, LLC ++	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing Holding Company, LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Clearing, LLC ***	Assistant Treasurer –Tax	6/11 – Present

	BNY Mellon Community Development Corporation ++	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Distributors Holdings Inc. #	Assistant Treasurer –Tax	7/12 – Present

	BNY Mellon Fixed Income Securities, LLC ***	Assistant Treasurer –Tax	8/12 – Present

	BNY Mellon Investment Servicing (US) Inc. #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Investment Servicing Trust Company #	Assistant Treasurer –Tax	3/11 – Present

	BNY Mellon Performance & Risk Analytics, Inc. (US) ^^^^^	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Performance & Risk Analytics, LLC +	Assistant Treasurer –Tax	7/11 – Present

	BNY Mellon Transition Management Advisors, LLC **	Assistant Treasurer –Tax	5/13 – Present

	BNY Mellon Trust Company of Illinois *****	Assistant Treasurer –Tax	3/11 – Present

	BNY Mezzanine Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine Holdings LLC ******	Assistant Treasurer –Tax	5/11 – Present

	BNY Mezzanine Non NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Mezzanine NY Funding LLC ******	Assistant Treasurer –Tax	6/11 – Present

	BNY Partnership Funding LLC ***	Assistant Treasurer –Tax	7/11 – Present

	BNY Real Estate Holdings LLC ***	Assistant Treasurer –Tax	4/11 – Present

	BNY Recap I, LLC #	Assistant Treasurer –Tax	11/11 – Present

	BNY Salvage Inc. ***	Assistant Treasurer –Tax	3/11 – Present

	BNY Wings, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	BNY XYZ Holdings LLC ***	Assistant Treasurer –Tax	5/11 – Present

	BNYM CSIM Funding LLC +++	Assistant Treasurer –Tax	7/14 – Present

	BNYM GIS Funding I LLC ***	Assistant Treasurer –Tax	6/12 – Present

	BNYM GIS Funding III LLC ***	Assistant Treasurer –Tax	6/12 – Present

	Amherst Capital Management LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNYM RECAP Holdings, LLC ***	Assistant Treasurer –Tax	11/14 – Present

	BNY-N.J. I Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	BNY-N.J. II Corp. ***	Assistant Treasurer –Tax	4/11 – Present

	Boston Safe Deposit Finance Company, Inc. *	Assistant Treasurer –Tax	7/11 – Present

	CenterSquare Investment Management Holdings, Inc. +++	Assistant Treasurer –Tax	2/13 – Present

	CenterSquare Investment Management, Inc. +++	Assistant Treasurer –Tax	2/13 – 1/18

	Coates Holding LLC#	Assistant Treasurer – Tax	3/15 - Present

	Colson Services Corp. ^	Assistant Treasurer –Tax	2/11 – Present

	CenterSquare Investment Management LLC+++	Assistant Treasurer –Tax	1/18 – Present

	Cutwater Asset Management Corp. ++++	Assistant Treasurer – Tax	1/15 - Present

	Cutwater Holdings LLC ++++	Assistant Treasurer – Tax	1//15 - Present

	Cutwater Investor Services Corp. ++++	Assistant Treasurer - Tax	1/15 - Present

	EACM Advisors LLC ^^	Assistant Treasurer –Tax	4/14 – Present

	Eagle Access LLC ^^^	Assistant Treasurer –Tax	1/12 – Present

	Eagle Investment Systems LLC ^^^^	Assistant Treasurer –Tax	1/12 – Present

	ECM DE, LLC ***	Assistant Treasurer –Tax	3/11 – Present

	HedgeMark International, LLC ##	Assistant Treasurer –Tax	5/14 – Present

	iNautix (USA) LLC ###	Assistant Treasurer –Tax	7/12 – Present

	IRE-1, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	Island Waterworks, Inc. †††	Assistant Treasurer –Tax	7/11 – Present

	JRHC 1998A LLC ####	Assistant Treasurer –Tax	12/11 – Present

	Lease Equities (Texas) Corporation#####	Assistant Treasurer –Tax	7/11 – Present

	Lockwood Advisors, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	Lockwood Insurance Inc. ######	Assistant Treasurer –Tax	8/14 – Present

	Lockwood Solutions, Inc. ######	Assistant Treasurer –Tax	3/11 – Present

	Madison Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	MAM (MA) Holding Trust *	Assistant Treasurer –Tax	8/11 – Present

	MBC Investment Corporation #	Assistant Treasurer –Tax	11/11 – Present

	MBNA Institutional PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBNA PW PA Services LLC +	Assistant Treasurer –Tax	7/12 – Present

	MBSC Securities Corporation++	Vice President – Tax	2/12 – 6/19

	MCDI (Holdings) LLC ***	Assistant Treasurer –Tax	8/11 – Present

	MELDEL Leasing Corporation Number 2, Inc. #	Assistant Treasurer –Tax	8/11 – Present

	Mellon Capital Management Corporation **	Assistant Treasurer –Tax	10/13 – 1/18

	Mellon EFT Services Corporation †††††	Assistant Treasurer –Tax	2/11 – Present

	Mellon Financial Services Corporation #1 +	Assistant Treasurer –Tax	7/11 – Present

	Mellon Financial Services Corporation #4 +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Funding Corporation +	Assistant Treasurer –Tax	12/11 – Present

	Mellon Global Investing Corp. +	Assistant Treasurer –Tax	5/11 – Present

	Mellon International Leasing Company #	Assistant Treasurer –Tax	7/11 – Present

	Mellon Investments Corporation *	Assistant Treasurer –Tax	1/19 – Present

	Mellon Investor Services Holdings LLC	Assistant Treasurer –Tax	8/16 – Present
++++++
	Mellon Leasing Corporation +	Assistant Treasurer –Tax	9/11 – Present

	Mellon Life Insurance Company +	Assistant Treasurer –Tax	10/12 – Present

	Mellon Overseas Investment Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Mellon Properties Company ****	Assistant Treasurer –Tax	8/12 – Present

	National Residential Assets Corp. ***	Assistant Treasurer –Tax	4/12 – Present

	Newton Capital Management LLC ***	Assistant Treasurer –Tax	10/11 – Present

	NY CRE Asset Holdings II, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	NY CRE Asset Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	One Wall Street Corporation ***	Assistant Treasurer –Tax	11/11 – Present

	Pareto New York LLC ++	Assistant Treasurer –Tax	11/11 – Present

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates

	PAS Holdings LLC ***	Assistant Treasurer –Tax	6/11 – Present

	Pershing Advisor Solutions LLC ###	Assistant Treasurer –Tax	6/11 – Present

	Pershing Group LLC ###	Assistant Treasurer –Tax	4/11 – Present

	Pershing Investments LLC ***	Assistant Treasurer –Tax	2/11 – Present

	Pershing LLC ###	Assistant Treasurer –Tax	4/11 – Present

	PFS Holdings, LLC ***	Assistant Treasurer –Tax	1/12 – Present

	Standish Mellon Asset Management Company LLC*	Assistant Treasurer –Tax	11/14 – 1/18

	Stanwich Insurance Agency, Inc. ***	Assistant Treasurer –Tax	12/11 – Present

	TBC Securities Co., Inc. *	Assistant Treasurer –Tax	7/11 – Present

	TBCAM, LLC *	Assistant Treasurer –Tax	10/13 – Present

	Technology Services Group, Inc. ++	Assistant Treasurer –Tax	5/11 – Present

	Tennessee Processing Center LLC ++	Assistant Treasurer –Tax	9/11 – Present

	The Bank of New York Consumer Leasing Corporation ***	Assistant Treasurer –Tax	5/11 – Present

	The Bank of New York Mellon Trust Company, National Association +	Assistant Treasurer	10/13 - Present

	The Boston Company Asset Management, LLC *	Assistant Treasurer –Tax	6/11 – 1/18

	USPLP, Inc. *******	Assistant Treasurer –Tax	10/11 – Present

	BNY Mellon Investment Management Holdings LLC #	Assistant Vice President –Tax	12/12 – Present

	BNY Aurora Holding Corp. ***	Vice President	10/11 – Present

	Agency Brokerage Holding LLC ***	Vice President –Tax	2/11 – Present

	MBSC Securities Corporation ++	Vice President –Tax	2/12 – 6/19

Andrew Provencher Director	BNY Mellon Securities Corporation	Director Executive Vice President	10/20 – Present 6/18 - Present

James Bitetto Secretary	BNY Mellon Family of Funds++	Vice President and Secretary	6/19 - Present

	BNY Mellon ETF Trust++	Vice President and Assistant Secretary	3/20 - Present

	BNY Mellon Funds Trust++	Vice President and Secretary Vice President and Assistant Secretary	2/18 – Present 8/05 - 2/18

Name and Position With BNY Mellon Investment Adviser, Inc.	Other Businesses	Position Held	Dates
	BNY Mellon Insurance Agency, Inc. ++	Secretary	6/19 - Present
	BNY Mellon Securities Corporation++	Assistant Secretary	6/19 - Present

	MBSC Securities Corporation++	Assistant Secretary	1/06 – 6/19

	Dreyfus Service Organization, Inc.++	Secretary	8/05 – 6/19

	The Dreyfus Family of Funds++	Vice President and Secretary	2/18 – 6/19
		Vice President and Assistant Secretary	8/05 – 2/18	8/05 – 2/18

Natalya Zelensky Assistant Secretary	BNY Mellon Family of Funds++	Vice President and Assistant Secretary	6/19 - Present

	BNY Mellon ETF Investment Adviser, LLC++	Vice President	7/20 - Present

	BNY Mellon ETF Trust++	Vice President and Assistant Secretary	3/20 - Present

	BNY Mellon Funds Trust++	Vice President and Assistant Secretary	4/17 - Present

	BNY Mellon Transfer, Inc.++	Vice President and Secretary	6/19 - Present

	Dreyfus Transfer, Inc. ++	Secretary	6/17 – 6/19

	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	4/17 – 6/19

*	The address of the business so indicated is One Boston Place, Boston, MA, 02108.
**	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, CA 94105.
***	The address of the business so indicated is One Wall Street, New York, NY 10286.
****	The address of the business so indicated is 3601 N. I-10 Service Road, Suite 102, Metairie, LA 70002.
*****	The address of the business so indicated is 2 North LaSalle Street, Suite 1020, Chicago, IL, 60602
******	The address of the business so indicated is 445 Park Avenue, 12th Floor, New York, NY, 10022.
*******	The address of the business so indicated is 225 Liberty Street, New York, NY 10286.
********	The address of the business so indicated is Grand Canal House, 1 Upper Grand Canal Street, Dublin, 4 Ireland.
^	The address of the business so indicated is BNY Mellon Centre 160 Queen Victoria Street, London EC4V 4LA.
^^	The address of the business so indicated is 87 Mary Street, George Town, KY1-9005, Cayman Islands.
^^^	The address of the business so indicated is 201 Washington Street, Boston, Massachusetts 02108.
^^^^	The address of the business so indicated is 2-4, rue Eugène Ruppert, L-2453 Luxembourg, Luxembourg.
^^^^^	The address of the business so indicated is One Dockland Central, Guild Street, IFSC, Dublin 1.
^^^^^^	The address of the business so indicated is 33 Sir John Rogersons Quay, Dublin 2.
^^^^^^^	The address of the business so indicated is Ogier House, The Esplanade, St Helier, Jersey, JE4 9WG.
^^^^^^^^	The address of the business so indicated is Room 6053, Level 6, 21st Century Building, No.210, Century Avenue, China, (Shanghai) Pilot Free Trade Zone.
^^^^^^^^^	The address of the business so indicated is 6th Floor, 2 Grand Canal Square, Dublin 2, Ireland.
^^^^^^^^^^	The address of the business so indicated is 32 Molesworth Street, Dublin 2, Ireland.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, PA 15258.
++	The address of the business so indicated is 240 Greenwich Street, New York, NY 10286
+++	The address of the business so indicated is 630 West Germantown Pike, Suite 300, Plymouth Meeting, PA, 19462.
++++	The address of the business so indicated is 113 King Street, Armonk, NY 10504.
+++++	The address of the business so indicated is 320 Bay Street, Toronto, ON M5H 4A6.

++++++	The address of the business so indicated is 480 Washington Blvd, Jersey City, NJ 07310.
+++++++	The address of the business so indicated is Hartpiece, Lamarsh, Bures, Suffolk, CO8 5EP..
†	The address of the business so indicated is Two Mellon Center, Suite 329, Pittsburgh, PA 15259.
†††	The address of the business so indicated is 100 White Clay Center, Newark, DE 19711.
†††	The address of the business so indicated is 1633 Broadway, New York, NY, 10019.
††††	The address of the business so indicated is 10877 Wilshire Blvd, #1550, Los Angeles, CA, 90024.
†††††	The address of the business so indicated is 1735 Market Street, Philadelphia, PA, 19103.
††††††	The address of the business so indicated is 10 Gresham Street, London, EC2V 7JD.
†††††††	The address of the business so indicated is 114 Queen Victoria Street, London, EC4V 4BJ.
^	The address of the business so indicated is 4 New York Plaza, New York, NY, 10004.
^^	The address of the business so indicated is 200 Connecticut Avenue, Norwalk, CT, 06854-1940.
^^^	The address of the business so indicated is One Wells Avenue, Newton, MA, 02459.
^^^^	The address of the business so indicated is 65 LaSalle Road, Suite 305, West Hartford, CT, 06107.
^^^^^	The address of the business so indicated is 1313 Broadway Plaza, Tacoma, WA, 98402.
^^^^^^	The address of the business so indicated is David M. Breen & Co. Suite 4, Wallace House, Maritana Gate, Canada Street, Waterford.
#	The address of the business so indicated is 301 Bellevue Parkway, Wilmington, DE, 19809.
##	The address of the business so indicated is 780, Third Avenue, 44th Floor, New York, NY, 10017.
###	The address of the business so indicated is One Pershing Plaza, Jersey City, NJ, 07399.
####	The address of the business so indicated is 601 Travis Street, 17th Floor, Houston, TX, 77002.
#####	The address of the business so indicated is 1201 Louisiana, Suite 3160, Houston, TX, 77002.
######	The address of the business so indicated is 760 Moore Road, King of Prussia, PA, 19406-1212.
#######	The address of the business so indicated is 8400 E. Prentice Ave, Greenwood Village, CO, 80111.
########	The address of the business so indicated is 1290 Avenue of the Americas, New York, NY, 10104.
#########	The address of the business so indicated is 6 C, route de Trèves, L-2633 Senningerberg, Luxembourg.
Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	BNY Mellon Absolute Insight Funds, Inc.
2.	BNY Mellon Advantage Funds, Inc.
3.	BNY Mellon Alcentra Global Multi-Strategy Credit Fund, Inc.
4.	BNY Mellon Appreciation Fund, Inc.
5.	BNY Mellon California AMT-Free Municipal Bond Fund, Inc.
6.	BNY Mellon Funds Trust
7.	BNY Mellon Index Funds, Inc.
8.	BNY Mellon Intermediate Municipal Bond Fund, Inc.
9.	BNY Mellon International Securities Funds, Inc.
10.	BNY Mellon Investment Funds I
11.	BNY Mellon Investment Funds II, Inc.
12.	BNY Mellon Investment Funds III
13.	BNY Mellon Investment Funds IV, Inc.
14.	BNY Mellon Investment Funds V, Inc.
15.	BNY Mellon Investment Funds VI, Inc.
16.	BNY Mellon Investment Grade Funds, Inc.
17.	BNY Mellon Investment Portfolios

18.	BNY Mellon Large Cap Securities Fund, Inc.
19.	BNY Mellon Midcap Index Fund, Inc.
20.	BNY Mellon Municipal Bond Funds, Inc.
21.	BNY Mellon Municipal Funds, Inc.
22.	BNY Mellon New Jersey Municipal Bond Fund, Inc.
23.	BNY Mellon New York AMT-Free Municipal Bond Fund
24.	BNY Mellon New York Tax Exempt Bond Fund, Inc.
25.	BNY Mellon Opportunistic Municipal Securities Fund
26.	BNY Mellon Opportunity Funds
27.	BNY Mellon Research Growth Fund, Inc.
28.	BNY Mellon Short-Intermediate Municipal Bond Fund
29.	BNY Mellon State Municipal Bond Funds
30.	BNY Mellon Stock Funds
31.	BNY Mellon Stock Index Fund, Inc.
32.	BNY Mellon Strategic Funds, Inc.
33.	BNY Mellon Sustainable U.S. Equity Fund, Inc.
34.	BNY Mellon Sustainable U.S. Equity Portfolio, Inc.
35.	BNY Mellon Ultra Short Income Fund
36.	BNY Mellon U.S. Mortgage Fund, Inc.
37.	BNY Mellon Variable Investment Fund
38.	BNY Mellon Worldwide Growth Fund, Inc.
39.	CitizensSelect Funds
40.	Dreyfus AMT-Free Municipal Cash Management Plus
41.	Dreyfus AMT-Free New York Municipal Cash Management
42.	Dreyfus BASIC Money Market Fund, Inc.
43.	Dreyfus Cash Management
44.	Dreyfus Government Cash Management Funds
45.	Dreyfus Institutional Liquidity Funds
46.	Dreyfus Institutional Preferred Money Market Funds
47.	Dreyfus Institutional Reserves Funds
48.	Dreyfus Liquid Assets, Inc.
49.	Dreyfus Tax Exempt Cash Management Funds
50.	Dreyfus Treasury Obligations Cash Management
51.	Dreyfus Treasury Securities Cash Management

52.	General Government Securities Money Market Funds, Inc.
53.	General Money Market Fund, Inc.
54.	General Municipal Money Market Funds, Inc.
55.	General New York AMT-Free Municipal Money Market Fund

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Kenneth Bradle**	Director and President	None
Sue Ann Cormack†	Executive Vice President	None
Renee LaRoche-Morris****	Chairman, Executive Vice President and Director	None
Catherine Keating*	Executive Vice President	None
Tracy Hopkins-Condon*	Executive Vice President	None
Peter Arcabascio++	Executive Vice President	None
Christopher D. O'Connor****	Executive Vice President	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone****	Executive Vice President	None
Andrew Provencher****	Executive Vice President and Director	None
John P. Shea ****	Chief Financial Officer and Treasurer	None
Brie A. Steingarten****	Chief Legal Officer and Secretary	None
John Squillace****	Chief Compliance Officer (Investment Advisory Business)	None
William Kennedy****	Chief Compliance Officer (Broker-Dealer Business)	None
Katherine M. Scott*	Chief Risk Officer	None
Anthony Mayo*	Chief Technology Officer	None
Timothy I. Barrett**	Senior Vice President	None
Eric P. Cola****	Senior Vice President	None
John Ragusa*	Senior Vice President	None
Christopher A. Stallone**	Senior Vice President	None
John Cimino****	Vice President	None
Christopher Donoghue**	Vice President	None
Tina Rizzo**	Vice President and Privacy Officer	None
James Windels****	Vice President	Treasurer
Caridad M. Carosella**	Vice President – Compliance/Anti-Money Laundering Officer	Anti-Money Laundering Officer
Donna M. Impagliazzo**	Vice President – Compliance	None
Marianne Thomas+	Vice President – Human Resources	None
Kathleen J. Geis††	Vice President – Real Estate	None
Charles Doumar****	Vice President – Tax	None
Claudine Orloski***	Vice President – Tax	None
Paul V. Mazziotti**	Anti-Money Laundering Officer	None
James Bitetto****	Assistant Secretary	Vice President and Secretary
Alice Helscher***	Assistant Secretary	None

Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is BNY Mellon Center, 500 Grant Street, Pittsburgh, PA 15258.
****	Principal business address is 240 Greenwich Street, New York, NY 10286.
†	Principal business address is 100 Saint Paul Street Denver, CO 80206
††	Principal business address is 500 Ross Street, Pittsburgh, PA 15262-0001
†††	Principal business address is 160 Queen Victoria Street, London, England, Greater London EC4V4LA
+	Principal business address is 19 Vreeland Road Florham Park, NJ 07932
++	Principal business address is 1 Boston Place, Boston, MA 02108-4407

Item 33. Location of Accounts and Records

                                  1. The Bank of New York Mellon
       240 Greenwich Street
       New York, New York 10286

                                 2. BNY Mellon Investment Servicing (US), Inc.
             4400 Computer Drive
        Westborough, Massachusetts 01581

                                3. BNY Mellon Investment Adviser, Inc.
        240 Greenwich Street
        New York, NY 10286

                               4. BNY Mellon Investment Adviser, Inc.
        200 Park Avenue
        New York, New York 10166

Item 34. Management Services

       Not Applicable

Item 35. Undertakings

       None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant General New York AMT-Free Municipal Money Market Fund has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 7th day of January, 2021.

General New York AMT-Free Municipal Money Market Fund

BY:	/s/ Renee LaRoche-Morris*
Renee LaRoche-Morris, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Renee LaRoche-Morris*	President (Principal Executive Officer)	1/7/2021

Renee LaRoche-Morris

/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	1/7/2021

James Windels

/s/ Joseph S. DiMartino*	Chairman of the Board	1/7/2021

Joseph S. DiMartino

/s/ Francine J. Bovich*	Board Member	1/7/2021

Francine J. Bovich

/s/ Peggy C. Davis*	Board Member	1/7/2021

Peggy C. Davis

/s/ Nathan Leventhal*	Board Member	1/7/2021

Nathan Leventhal

/s/ Robin A. Melvin*	Board Member	1/7/2021

Robin A. Melvin

*BY:	/s/ Natalya Zelensky
Natalya Zelensky Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(h)(3) Shareholder Services Plan

Other Exhibits